Exhibit 99.1

Equity One, Inc.
1600 NE Miami Gardens Drive
North Miami Beach, FL 33179
305-947-1664
For additional information at the Company:
Gregory R. Andrews, EVP and CFO

FOR IMMEDIATE RELEASE:
Equity One Prices $150 Million Offering of Unsecured Notes
NORTH MIAMI BEACH, Fla. — Equity One, Inc. (NYSE:EQY) announced today that it has priced a $150 million offering of unsecured notes due 2017. The notes were priced at 99.899% of par value (before initial purchasers’ discount) with a coupon of 6.00%. Interest on the notes is payable semi-annually on March 15 and September 15, with the first payment becoming due and payable on September 15, 2007. Equity One expects to use the net proceeds to repay amounts outstanding under its unsecured credit facility and general corporate purposes, including future acquisitions, redevelopments and developments. Settlement is scheduled for April 18, 2007.
The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and outside the United States in compliance with Regulation S. The notes have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Equity One, Inc.
As of December 31, 2006, the Company owned or had interests in 179 properties consisting of 166 shopping centers comprising approximately 17.9 million square feet, six development parcels and seven non-retail properties. For additional information, please visit our web site at http://www.equitvone.net.
Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created hereby. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, these statements involve a number of risks, uncertainties, and other factors, including potential changes in market conditions, which could cause actual results to differ materially. Other factors that could cause actual results to differ materially from current expectations include changes in the demand for retail space in Florida, Georgia, Massachusetts and the other states in which Equity One owns properties; the financial condition of Equity One’s current and prospective tenants; supply conditions in Equity One‘s markets; the availability of properties for acquisition; the timing and financial impact of developments and redevelopments; the timing and results of property dispositions; the lease-up of vacant space; the effects of natural and other disasters; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.